AMERICAN FINANCIAL
REALTY TRUST

AT THE COMPANY Muriel Lange Investor Relations (215) 887-2280 Email: mlange@afrt.com	FINANCIAL RELATIONS BOARD Claire Koeneman (Analyst Info) (312) 640-6745	Joe Calabrese (General Info) (212) 445-8434

AMERICAN FINANCIAL AGREES TO SELL 30% MINORITY OWNERSHIP INTEREST IN STATE STREET FINANCIAL
CENTER
AT PROPERTY VALUATION OF $763.5 MILLION

JENKINTOWN, Pa., December 16, 2004 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has signed a definitive agreement to sell a 30% minority ownership interest in State Street Financial Center to an affiliate of IPC US Real Estate Investment Trust (“IPC”), a publicly-traded Canadian REIT, at a property valuation of $763.5 million. The property is expected to generate approximately $50.8 million in operating cash flow in 2005, implying an unlevered capitalization rate of approximately 6.7% for the transaction.

IPC will acquire the 30% interest for a gross purchase price of approximately $60.3 million in cash, implying an overall equity valuation for the property of $201.1 million. The property is encumbered by approximately $562.4 million in debt (including approximately $512.4 million of amortizing senior debt at a fixed interest rate of 5.79% for a 20 year term), resulting in an overall property valuation (based on IPC’s purchase price) of $763.5 million.

“We are extremely pleased to welcome IPC as a partner in State Street Financial Center, Boston’s premier office address,” said Nicholas S. Schorsch, president and chief executive officer of AFR. “This transaction allows AFR to monetize a significant portion of its equity investment in the property, while maintaining majority control of a core, bank-occupied asset. At the same time, we have the opportunity to begin a relationship with IPC, which we hope will lead to other joint venture transactions in the future.”

“We are excited to begin a relationship with AFR, and to be investing in such a spectacular asset,” said Vinay Kapoor, president and chief executive of IPC. “State Street Financial Center is a truly one-of-a-kind property: a brand new, 1.0 million square foot office building in Boston’s Financial District that is 100% leased for a 20 year term to a AA- rated financial credit.”

The joint venture between IPC and AFR on State Street Financial Center is the subject of a definitive purchase agreement, and the transaction is scheduled to close on or about December 23, 2004.

Holiday Fenoglio Fowler, L.P. has represented AFR in this transaction.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

About IPC US Real Estate Investment Trust

IPC US Real Estate Investment Trust is a Canadian REIT that invests exclusively in U.S. commercial real estate. IPC beneficially owns an 87% economic interest in IPC (US), Inc. which has ownership interests in and manages 34 buildings in the United States containing a total of approximately 8.5 million square feet of rentable space.

Forward-Looking Statements

The forward-looking statements contained in this release are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.